Exhibit 99.2

News Release
Weatherford Agrees to Acquire TNK-BP Oil Field Services
SWITZERLAND, May 29, 2009 — TNK-BP and Weatherford International Ltd. (NYSE: WFT) today announced that Weatherford has agreed to acquire TNK-BP’s Oil Field Services (OFS) enterprises in exchange for 24.3 million shares of Weatherford common stock and other consideration.
The transaction remains subject to approval from Russia’s Federal Anti-monopoly Service.
TNK-BP’s OFS business currently provides drilling, sidetracking, well intervention and workover, cementation and required support services in Russia. It comprises six operating companies owning and operating more than 75 drilling rigs, 180 workover units, 150 cementation and pumping units and over ten operating bases in critical reservoir plays including two central bases in Western Siberia and the Volga-Urals region. OFS revenues exceeded $650 million in 2008.
OFS benefits from TNK-BP’s considerable investment in productivity over the last five years, upgrading rigs and infrastructure, extensively training personnel, and developing business systems and processes. Weatherford’s long term commitment and the combined company’s local management and staff will accelerate the introduction of new technology and ensure continued productivity growth of oilfield services in Russia.
TNK-BP and Weatherford expect to benefit from a preferred customer/supplier relationship in which Weatherford provides drilling, well intervention and workover services, cementation and other advanced oil field technology. The deal will enhance the productivity of existing drilling and workover services available to TNK-BP’s exploration and production teams.
“This transaction with Weatherford allows us to drive further efficiency into our business in today’s testing economic climate, and will give us access to the world’s most technologically advanced rigs, drilling and work-over equipment and services. It will also secure jobs and boost investment in Russia’s services sector generally,” said Tim Summers, Chief Executive Officer of TNK-BP.
Bernard J. Duroc-Danner, Chief Executive Officer of Weatherford, commented “This investment in Russia’s oil industry and its future growth strengthens Weatherford’s position in one of the most important global oilfield service markets. The acquisition of quality infrastructure and highly trained staff provides a conveyance capability that complements Weatherford’s existing product technology and service capability in Russia. The combined company will provide customers with a primary service competency in development drilling and production enhancement.”

TNK-BP is Russia’s third largest oil company, 50% owned by BP and 50% owned by AAR (Alfa, Access Renova). TNK-BP’s shareholders also own close to 50% of another Russian oil and gas company, Slavneft. TNK-BP accounts for approximately 16% of Russia’s production (including its share of Slavneft). SEC proved reserves (life of field basis) were 8.112 billion boe as of December 31, 2008. The company’s upstream operations are located in West and East Siberia and the Volga-Urals region. TNK-BP owns and operates five refineries in Russia and Ukraine, and retails through a network of 1,100 service stations working under the BP and TNK brands.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 45,000 people worldwide.
# # #

Contact:	Andrew P. Becnel	+1-713-693-4136
Chief Financial Officer

	Nicholas Gee	+1-713-693-4017
Vice President Investor Relations
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.